10f-3 Transactions Summary*

* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund

Balanced Fund
Trimas Corp

 5/23/02
Cost:
 $119,057

%of Offering Purchase

 0.034%
Broker:
Credit Suisse First Boston
Underwriting Synicate Members:
Credit Suisse First Boston
JP Morgan
Wachovia Securities
Comerica Securities
NatCity Investments, Inc.